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                                                                    EXHIBIT 23.2



                                 March 15, 2004

Bank of America, Trustee
Williams Coal Seam Gas Royalty trust
901 Main Street, Suite 1700
Dallas, TX 75283-0650

Re: Williams Coal Seam Gas Royalty Trust Securities and Exchange Commission Form 10-K Annual Report

Gentlemen:

The firm of Miller and Lents, Ltd. consents to the references to Miller and Lents, Ltd. and to the use of its reports listed below regarding the Williams Coal Seam Gas Royalty Trust Proved Reserves and Future Net Income in the Form 10-K Annual Report to be filed by the Williams Coal Seam Gas Royalty Trust with the Securities and Exchange Commission.

1. Report dated November 21, 1992 for reserves as of October 1, 1992.

2. Report dated January 30, 2004 for reserves as of December 31, 2003.

Miller and Lents, Ltd. has no interests in the Williams Coal Seam Gas Royalty Trust or in any of its affiliate companies or subsidiaries and does not receive any such interest as payment for its report. No director, officer, or employee of Miller and Lents, Ltd. is employed by or otherwise connected with the Williams Coal Seam Gas Royalty Trust nor is Miller and Lents, Ltd. employed by the Williams Coal Seam Gas Royalty Trust on a contingent basis.


Very truly yours,

                                             MILLER AND LENTS, LTD.


                                             By: /s/ Stephen M. Hamburg
                                                 -------------------------------
                                                 Stephen M. Hamburg